EXHIBIT 99

FOR IMMEDIATE RELEASE                                     CONTACT:  LIN MORISON
                                                                    CEO
                                                                    407-532-1000





           SUNTERRA CORPORATION ANNOUNCES EXECUTIVE MANGEMENT CHANGES

       ORLANDO, FLORIDA (JUNE 16, 2000) - Sunterra Corporation (NYSE: OWN) today announced the promotion of two senior executives: Keith J. Brown to the position of Treasurer and Sandra K. Michel to the position of General Counsel.

       The Company also announced the resignation of Richard Goodman as Chief Financial Officer and Carol Sullivan as Treasurer. Both will remain with the Company in transitional capacities over the next several weeks.

       Ms. Michel takes over as General Counsel from Tom Bell, who remains with the Company as Senior Vice President for Governmental Affairs.

       In commenting on these changes, Lin Morison, CEO, said, "Richard and Carol have both made significant contributions to the Company over the last two years, and we regret that they are leaving. We thank them for their tireless efforts and wish them well in their future endeavors."

       "At the same time, I am very pleased to have Keith Brown, who has served the Company in a variety of senior operating roles and who came to us with extensive banking experience, take on additional responsibilities as Treasurer. Keith will continue as General Manager of Sunterra Financial Services, which handles the operational aspects of our mortgages receivable portfolio. I am also pleased to promote Sandy Michel, who has served over the past year as Deputy General Counsel and who has played an increasingly important role in the business and legal affairs of the Company.


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         Keith Brown spent 23 years in the commercial banking business prior to joining Sunterra in 1997 as VP marketing. Most recently, he was President/CEO of First Midwest Bank/Illinois, a community bank located in the Chicago suburbs. Before joining FMB, Keith spent 20 years at First Chicago (now BancOne) in Chicago, in a wide variety of management positions in investment management, private banking, bankcards, cash management, and retail banking, including division President in community banking. He received an MBA from the University of Chicago in 1975.

         Prior to joining Sunterra, Ms. Michel was Senior Counsel and Assistant Secretary at W. R. Grace & Co., where she handled a wide variety of international real estate and corporate transactional matters since 1991. From 1980 to 1991, she was in private law practice in New York and South Florida, specializing in real estate related transactions and financings. Ms. Michel earned her Bachelor of Business Administration degree, MAGNA CUM LAUDE, from the University of Miami in 1977 and her Juris Doctorate degree, also from the University of Miami in 1980.




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